INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 28th day of October 2024, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and J.P. Morgan Investment Management Inc., a corporation organized under the laws of the State of Delaware (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 (the “Advisory Agreement”) with Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares of the Mid Cap Growth Stock Portfolio, a separate series of the Company (the “Portfolio”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to approval by the Board of Directors of the Company (the “Board”) and, to the extent necessary, the shareholders of the Portfolio, appoint an investment sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio, and the Sub-Adviser is willing to render such investment advisory services; and

WHEREAS, the Board approved the appointment of the Sub-Adviser pursuant to a resolution of the Board at its August 29, 2024 meeting.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.   Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as investment sub-adviser for the Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2.   Services. Subject to supervision and oversight by the Adviser and the Board, the Sub- Adviser shall supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser acknowledges that it is a fiduciary with respect to the services provided to the Portfolio hereunder. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Portfolio managed by Sub-Adviser by determining the securities and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any, and to the extent permitted in the Prospectus, that shall be purchased, entered into, sold, closed, placed on loan or exchanged, when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolio) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, including in connection with the delegation of any such duties or supporting services related thereto to third parties pursuant to Section 13 below, the Sub- Adviser:

(a)  Shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures as may be amended from time to time; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act, and all other applicable laws and regulations, as each is amended from time to time.

(b)  Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolio in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolio in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolio’s custodian.

(c)  Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized with the power to buy, sell and hold such securities, futures contracts and other instruments to open accounts and execute trading agreements and any other reasonable and customary documents and representation letters on behalf of the Portfolio. The Sub-Adviser may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Sub-Adviser (collectively, Brokers), as it determines in its discretion subject to the requirements of this subsection (c). In executing transactions for the Portfolio and selecting Brokers, the Sub-Adviser may give a copy of this Agreement (with the management fee schedule set forth in Schedule A redacted) to any Broker to a transaction as evidence of its authority to act on the Portfolio’s behalf. In executing transactions for the Portfolio and selecting Brokers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolio, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the Broker and the reasonableness of any commission for the specific transaction and on a continuing basis. In seeking to obtain best execution, and subject to the Sub-Adviser’s policy, the Sub-Adviser may make use of “soft dollars” only to the extent such soft dollar usage complies at all times with Section 28(e) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and guidance issued by the U.S. Securities and Exchange Commission (“Commission”) thereunder.

(d)  May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

(e)  Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and the Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures the Portfolio’s compliance with the Prospectus and all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio.

(f)  Shall reasonably assist in the fair valuation of all Portfolio securities in accordance with procedures adopted by the Company, as amended from time to time. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser, such as broker-dealers, for the provision of valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to override a vendor price for any security in any other portfolio it manages which is also held by the Portfolio, it will notify the Adviser of such determination for such security together with the Sub-Adviser’s underlying rationale for the recommendation. In addition, the Sub-Adviser will assist the Portfolio in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request. The Sub-Adviser will monitor the portfolio securities for potential significant events that could affect their values and notify the Adviser when, in the Sub-Adviser’s opinion, a significant event has occurred that may not be reflected in the market values of such portfolio securities. Upon Adviser’s reasonable request, the Sub-Adviser will make best efforts to provide the Adviser with certain supporting valuation information, to the extent such information is available to Sub-Adviser. For avoidance of doubt, Sub-Adviser will provide valuation information only to the extent a security is being fair valued by Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Portfolio. The Adviser hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities. The Adviser further acknowledges that any such information, data or analyses may be proprietary to the Sub-Adviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

(g)  Shall provide reasonable assistance, as may be requested by the Derivatives Risk Manager appointed under the Company’s Derivatives Risk Management Program (“DRM Program”) adopted and implemented pursuant to Rule 18f-4 under the 1940 Act as applicable to the Portfolio. In the event Adviser determines that a Portfolio is not in compliance with the Value-at-Risk limits determined to apply to the Portfolio, Sub-Adviser agrees to make all reasonable efforts to work with Adviser and the DRM to timely return the Portfolio to compliance with the VaR limit, in a manner that is in the best interest of the Portfolio and its shareholders.

(h)  Shall, at its own expense, provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports and certifications as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser (to the extent the Sub-Adviser is aware): (i) any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or should be aware of; and (ii) any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio.

(i)  Shall (i) cooperate with and provide reasonable assistance to the Adviser, the Company’s administrator, custodian, auditor, legal counsel, transfer, agent and pricing agents and all other agents and representatives of the Portfolio, the Company and the Adviser, including the Chief Compliance Officer of the Adviser and the Company; (ii) keep all such persons fully informed as to such matters as the Sub-Adviser may reasonably deem necessary to the performance of its obligations to the Portfolio, the Company and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(j)  Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Portfolio’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Board, the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. However, it is understood that Sub-Adviser will not be responsible for voting proxies on behalf of the Portfolio to the extent Sub-Adviser’s policy is not approved by the Board. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers and ballots) for or relating to companies, the securities or other instruments which are held in the Portfolio, except for communications regarding class action and other lawsuits. For avoidance of doubt, it is understood that Sub-Adviser will not be liable to the extent the foregoing communications are not received by Sub-Adviser in a timely manner. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and determining the manner in which corporate actions and other rights pertaining to the securities held in the Portfolio shall be exercised. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. The Sub-Adviser does not have the authority to file proofs of claim and other related documents on behalf of the Adviser or the Portfolio in all bankruptcy and other litigation matters, including class action suits. The Sub-Adviser shall notify the Adviser of any distributions from such litigation matters and shall cause any and all distributions therefrom received by the Sub-Adviser to be promptly forwarded to the Adviser or the custodian.

(k)  Shall (i) assist in the preparation of disclosures regarding the Sub-Adviser and the Portfolio, including disclosure related to factors that have affected the Portfolio’s performance, relevant market conditions, and the investment strategies and techniques used by the Sub- Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer or other officer of the Portfolio.

(l)  Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser.

(m)  Shall not place orders to purchase or sell any of the Portfolio’s assets on the basis of any information obtained or used by the Sub-Adviser in violation of the securities laws of the U.S., or any other country in which the Sub-Adviser transacts business for the Portfolio. The Sub-Adviser shall not disseminate or distribute information in connection with providing the services hereunder that the Sub-Adviser knows or has reason to believe is non-public information.

(n)  Shall monitor and comply with the Portfolio’s investment objectives, policies, and applicable investment restrictions and limitations (including the limits set forth in Commodity Futures Trading Commission (“CFTC”) Letter No. 12-38, so long as the Adviser intends to rely upon such letter with respect to the Portfolio). The Adviser agrees to notify the Sub-Adviser to the extent it intends to rely on CFTC Letter No. 12-38. The Sub-Adviser shall also identify, and ensure the Portfolio’s compliance with, all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolio, including, but not limited to, investments-related recordkeeping and reporting requirements imposed under federal securities and commodities laws and regulations as well as, where applicable, any foreign jurisdictions’ requirements. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to the Portfolio’s assets managed by the Sub-Adviser.

(o)  Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of the Portfolio, and for providing appropriate instructions to the Portfolio’s custodian(s) regarding the movement of collateral as required.

(p)  Shall provide the Adviser with copies of any agreements, contracts, or account-related documents as the Sub-Adviser may execute on behalf of, or in connection with the management of, the Portfolio.

(q)  Shall, within a reasonable period of time, notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1)  that it is subject to a statutory disqualification that prevents the Sub- Adviser from serving as an investment manager pursuant to this Agreement;

(2)  of the occurrence of any inspections, notices or inquiries from any governmental or administrative body or self-regulatory agency, or actions, investigations, suits or proceedings involving, directly or indirectly, the affairs of the Portfolio or the Sub-Adviser’s management of the Portfolio, including an investigation, administrative proceeding or enforcement action by the Commission or other regulatory authority;

(3)  of any material fact known to the Sub-Adviser respecting or relating to the Portfolio or the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4)  of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Portfolio hereunder;

(5)  of any financial condition that is likely to impair the Sub-Adviser’s ability to provide the services hereunder;

(6)  of any reorganization or material change in the Sub-Adviser, including any change in its ownership or key employees; or

(7)  the occurrence of any default, potential event of default, breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Company or the Portfolio in respect of investments for and on behalf of the Portfolio.

(r)  Shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(s)  Is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets, except to the extent as may be required by law.

(t)  Shall provide such other services on behalf of the Portfolio as the Adviser and the Sub-Adviser may agree from time to time.

(u) Shall provide such additional services and supply such additional information as may be required by laws or regulations adopted after the effective date of the Agreement that affect the Portfolio or the Adviser.

3.   Duties of Adviser.

(a)  The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub- Adviser’s performance of its duties under this Agreement.

(b)  The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)  Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2)  Prospectus(es) of the Portfolio.

(c)  The Adviser shall cooperate with the Sub-Adviser to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up.

4.   Custody of Portfolio Assets.

(a)  The Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian of the Company’s portfolio securities (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolio. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolio. All payments, distributions and other transactions in cash or securities in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may reasonably request.

(b)  The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser shall issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of the Portfolio. The Sub-Adviser shall cooperate with the custodian and other parties to the trade to promptly resolve any trade settlement discrepancies or disputes.

(c)  The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements as agreed upon between Adviser and Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy.

5.   Compensation and Expenses.

(a)  For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub- Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)  Sub-Adviser agrees to notify the Adviser of any lower fee rate it charges any new sub-advised fund which is registered as an open-end investment company under the 1940 Act utilizing the same investment strategy (mid cap growth) as the Portfolio (i.e., where a fund’s initial investment in the Portfolio’s strategy with the Sub-Adviser occurs after the date hereof) with assets under management in the Portfolio’s strategy of equal or smaller size (“Comparable Client”), except to the extent such rate results from a fee concession or waiver due to extenuating circumstances, or from a relationship rebate or discount granted in connection with investments in multiple accounts, strategies or vehicles. “Comparable Client” shall exclude a client that: (i) is an affiliate of the Sub-Adviser, (ii) is an investment vehicle sponsored by the Sub-Adviser or its affiliates, (iii) maintains a larger overall relationship with the Sub-Adviser and its asset management affiliates based on total assets under management, annualized revenues, or number of investment strategies, (iv) is of a different type (e.g., retirement, benefit or pension plan, corporation, endowment/foundation, insurance company, wrap program, sovereign wealth fund, outsourced CIO, central bank), or (v) has a different (a) country of domicile, (b) servicing requirement, (c) fee type (e.g., asset-based vs. performance-based), (d) lock-up period or (e) investment vehicle into which it is invested. Groups of funds comprising a single overall relationship (e.g., due to affiliation, overlapping personnel, or a common relationship through a fiduciary) may be considered a single fund for purposes of this paragraph.

(c)  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement and shall bear all expenses as may be expressly provided for in this Agreement. For the avoidance of doubt, the expenses to be paid or borne by the Sub-Adviser hereunder shall include, without limitation, (i) all expenses incurred by it in rendering the services and complying with the obligations and responsibilities of Sub- Adviser as set forth in Section 2; and (ii) those expenses set forth in sub-section (d) below.

(d)  The Sub-Adviser agrees to pay to the Adviser the costs of generating a prospectus supplement, which includes the preparation, filing, printing, and distribution (including mailing) of the supplement, if the Sub-Adviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, investment personnel, investment style or management, or otherwise (each such instance, a “Change Event”). In the event the Adviser is already in the process of preparing a prospectus supplement at the time the Adviser is notified by the Sub-Adviser of such Change Event, and provided the Company agrees, in its sole discretion, that Sub-Adviser’s changes may be incorporated in a pending supplement, the Sub-Adviser shall pay such costs and expenses as are attributable, on a proportional basis, to the Sub-Adviser’s Changes.

If the Change Event is a proposed change-of-control of the Sub-Adviser that would act to terminate this Agreement, and Adviser has determined to continue the Agreement with Sub- Adviser upon consummation of the proposed change-in-control, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Company to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all costs associated with soliciting shareholders of a Portfolio to approve continuation of this Agreement. Such expenses include the costs associated with preparation, filing and mailing of a proxy statement, and costs related to soliciting proxies.

If such proposed change-of-control of the Sub-Adviser shall occur and Adviser has determined to continue the Agreement with Sub-Adviser upon consummation of the proposed change-in-control and a Portfolio is operating under an exemptive order issued by the Commission to the Adviser with respect to the appointment of sub-advisers absent shareholder approval, the Sub-Adviser agrees to assume all costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

If, as a result of a change to a Sub-Adviser’s corporate structure or other organizational change, the Company is requested to consider and ultimately approves a new sub-advisory agreement with an advisory affiliate of a Sub-Adviser to provide advisory services to the Portfolio, the Sub-Adviser (or its advisory affiliate) agrees to pay to the Adviser all costs and expenses (including the costs of preparation, filing, printing and mailing) associated with generating: (i) a prospectus supplement and (ii) an information statement necessary to address the appointment of Sub-Adviser’s advisory affiliate.

6.  Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a)  The Sub-Adviser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and (iii) has all internal approval and controls necessary to perform its obligations under, and to comply with the representations, warranties and covenants made by it in this Agreement.

(b)  The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(c)  The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Sub- Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations.

(d)  The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(e)  The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolio, the Sub-Adviser shall at all times manage the Portfolio in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolio so that Adviser’s exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5.

(f)  The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will within a reasonable period of time after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(g)  The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any material issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(h)  The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any material issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(i)  The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolio’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

(j)  The services provided under this Agreement shall not violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of a third party.

The Sub-Adviser shall notify the Adviser immediately if it becomes aware that any representation and warranty under this Agreement is no longer accurate.

7.   Representations and Warranties of Adviser. The Adviser represents, warrants and agrees as follows:

(a)  The Adviser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and (iii) has all internal approval and controls necessary to perform its obligations under, and to comply with the representations, warranties and covenants made by it in this Agreement.

(b)  The Adviser is registered as an investment adviser under the Advisers Act, and will continue to be so registered while this Agreement is in effect.

(c)  The Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations.

(d)  The Adviser shall, in a commercially reasonable period of time, notify Sub- Adviser (i) of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (ii) in the event the Commission or other governmental authority has: censured the Adviser; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (iii) upon having a reasonable basis for believing that the Portfolio has ceased to qualify as a regulated investment company under Subchapter M of the Code. For the avoidance of doubt, the Adviser is not responsible for notifying the Sub-Adviser of routine periodic examinations of the Adviser by the Division of Examinations of the SEC or the results of such examinations.

(e)  The Portfolio is and will continue to be the owner of all assets for which Adviser delegates investment discretion to Sub-Adviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(f)  Adviser is establishing and will be maintaining the Portfolio’s account with Sub- Adviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Adviser and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(g)  The Adviser will specifically identify in writing (i) all publicly traded companies that issue securities in which the Portfolio may not invest, together with ticker symbols for all such companies, and (ii) any affiliated brokers and any restrictions that apply to the use of those brokers by Sub-Adviser.

(h)  The Adviser will periodically provide to Sub-Adviser with a list of publicly-traded affiliates of Adviser or the Portfolio to which Portfolio restrictions apply.

(i)  A copy of the current compliance procedures for the Portfolio has been provided to the Sub-Adviser.

(j)  The Board has approved the appointment of Sub-Adviser pursuant to this Agreement.

The Adviser shall notify the Sub-Adviser within a reasonable period of time if it becomes aware that any representation and warranty under this Agreement is no longer accurate.

8.  Books and Records. The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio (including agreements it enters into on behalf of the Portfolio) are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub- Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser agrees that all such records shall be open to inspection, copying and audit at upon reasonable request by the Adviser or its designees and in a manner and time as agreed upon by Adviser and Sub-Adviser. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period. The provisions of this Section 8 shall survive the termination of this Agreement.

9.   Liability and Indemnification.

(a)  The Sub-Adviser and its affiliates, officers, directors, partners, employees, consultants, or agents, shall not be liable for any error of judgment or for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Portfolio or the Adviser or any affiliated person thereof (“Sub-Adviser Affiliate”) in connection with the performance of Sub-Adviser’s obligations under this Agreement, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Sub-Adviser for losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Portfolio or the Adviser arising out of or based on: (i) the Sub-Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) Sub-Adviser’s willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, (iii) the Sub-Adviser’s violation of applicable law or (iv) the Sub-Adviser’s material breach of fiduciary duty with respect to the receipt of compensation for services under the Agreement. Nothing herein shall constitute a waiver or limitation of any right of any person under the 1940 Act or under the provisions of other federal or state securities laws which cannot be waived or modified hereby.

(b)  The Sub-Adviser agrees, to the fullest extent permitted by law, to hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, employees or agents (each, an “Indemnified Party”), and defend each Indemnified Party from and against any and all claims, losses, suits, liabilities, obligations, costs, damages, judgments, penalties and expenses of any kind (including attorneys’ fees and costs) suffered by any Indemnified Party resulting from, arising out of, or in connection with (i) the Sub-Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) the Sub-Adviser’s willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, (iii) Sub-Adviser’s violation of applicable law, (iv) any third party claim that the services provided under this Agreement by Sub-Adviser violate or infringe the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of the third party, (v) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub- Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub- Adviser under Section 36(b) of the 1940 Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials, and (vi) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. However, it is understood, that Sub-Adviser’s obligation to indemnify the Indemnified Parties do not extend to the extent that such claims, losses, suits, liabilities, obligations, costs, damages, judgments, penalties and expenses was the result of the willful misfeasance, bad faith, gross negligence, or fraud of the Adviser or any other Indemnified Party or such party’s reckless disregard of such party’s duties. The Sub-Adviser’s obligations contained in this Section 9(b) shall survive the termination of this Agreement.

(c)  The Adviser, Company and each of their respective affiliates, officers, directors, partners, employees, consultants, or agents, shall not be liable for any error of judgment or for any losses, suits, liabilities, obligations, costs, damages, judgments, penalties and expenses of any kind (including attorneys’ fees and costs) incurred or suffered by Sub-Adviser or any Sub- Adviser Affiliate thereof in connection with the performance of Adviser’s obligations under this Agreement, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Adviser for losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Sub-Adviser or any Sub- Adviser Affiliate arising out of or based on: (i) the Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) Adviser’s willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, or (iii) Adviser’s violation of applicable law or (iv) the Adviser’s material breach of fiduciary duty with respect to the receipt of compensation for services under the Agreement. Nothing herein shall constitute a waiver or limitation of any right of any person under the 1940 Act or under the provisions of other federal or state securities laws which cannot be waived or modified hereby.

(d)  The Adviser agrees, to the fullest extent permitted by law, to hold harmless and indemnify the Sub-Adviser and each Sub-Adviser Affiliate (each, a “Sub-Adviser Indemnified Party”), and defend each Sub-Adviser Indemnified Party from and against any and all claims, losses, suits, liabilities, obligations, costs, damages, judgments, penalties and expenses of any kind (including attorneys’ fees and costs) suffered by any Sub-Adviser Indemnified Party resulting from, arising out of, or in connection with (i) the Adviser’s material breach of any covenant, obligation, representation or warranty under this Agreement, (ii) the Adviser’s willful misfeasance, intentional misconduct, bad faith or gross negligence in the performance of its duties and/or reckless disregard of its obligations and duties under this Agreement, (iii) Adviser’s violation of applicable law, (iv) any third party claim against the Sub-Adviser under this Agreement as a result of Adviser violating or infringing the copyright rights, trade secret rights, trademark rights, patent rights or other proprietary rights of the third party in providing investment management services to the Portfolio, and (v) any untrue statement of a material fact (or an omission of such a statement), related to the Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, unless such statement or omission was made in reliance on information provided by the Sub-Adviser, or any of its affiliated persons (whether the information is furnished by such party in writing or through the party’s affirmation or approval of such information) to the Adviser. However, it is understood, that Adviser’s obligation to indemnify any Sub-Adviser Indemnified Party does not extend to the extent that such claims, losses, suits, liabilities, obligations, costs, damages, judgments, penalties and expenses was the result of the willful misfeasance, bad faith, gross negligence, or fraud of the Sub-Adviser or any other Sub-Adviser Indemnified Party or such party’s reckless disregard of such party’s duties. The Adviser’s obligations contained in this Section 9(d) shall survive the termination of this Agreement.

(e) Neither the Adviser nor the Sub-Adviser shall be liable for special, consequential or indirect damages.

10.  Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved by the Board at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 10, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

11.  Services to Other Clients. The investment management services provided by the Sub- Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Sub-Adviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of actions taken, with respect to the Portfolio. Subject to its fiduciary obligation to the Portfolio, Sub-Adviser shall have no obligation to purchase or sell for the Portfolio, or to recommend for purchase or sale by the Portfolio, any security which Sub-Adviser, its principals, affiliates, partners, officers or employees may purchase or sell for themselves or for any other clients. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s principals, affiliates, partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

12.  Cybersecurity; Confidentiality; Use of Names.

(a) Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Portfolio (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates under common control with Recipient on a need-to-know basis and solely for the purposes of rendering services under this Agreement. For the avoidance of doubt, Confidential Information may be provided to the Board as necessary in order to enable them to carry out their fiduciary and regulatory obligations.

(b) Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c) In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process, or by a governmental or regulatory agency or authority), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will, to the extent permitted by law, regulation or regulatory authority, give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information. Notwithstanding anything to the contrary in the foregoing, no such notification shall be required in respect of any disclosure to regulatory authorities having jurisdiction over the Recipient or any of its affiliates.

(d) Notwithstanding anything to the contrary in the foregoing, to the extent that any market counterparty with whom Sub-Adviser deals requires information relating to the Portfolio (including, but not limited to, the identity and market value of the Portfolio), Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Portfolio.

(e)  The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder (an “Information Security Program”). The Sub-Adviser agrees that its Information Security Program will comply with all applicable laws and regulations. The Sub-Adviser also agrees, when requested, to complete any security questionnaire provided by the Adviser, and return it in a commercially reasonable period of time. The Sub-Adviser agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws rules, regulations, and/or industry standards related to the Sub- Adviser’s Information Security Program that are identified through the completion of the questionnaire or otherwise by the Adviser. The Sub-Adviser shall be responsible and liable for any failure to perform its obligations under this sub-section, including expenses incurred by the Adviser or the Company or Portfolio resulting from a failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser also agrees to notify the Adviser promptly of: (i) any security breach; or (ii) any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person or entity; (iii) any cybersecurity event to the extent it results in unauthorized access to, loss, or misuse of information related to the Portfolio that is stored on Sub-Adviser’s information systems or that Sub-Adviser obtains, prepares or maintains pursuant to this Agreement; and (iv) any security breach of its Information Security Program or cybersecurity event about which the Sub-Adviser is obligated by applicable law, rule, or regulation, or elects to, notify a federal or state regulator. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the event, breach and/or acquisition of information. The Sub-Adviser agrees that all third parties engaged by the Sub-Adviser in the performance of its duties and obligations under this Agreement shall be subject to substantially similar obligations as set forth herein.

(f)  The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. Notwithstanding the above, for so long as the Sub-Adviser serves as subadviser to the Portfolio, the Adviser, the Company and the Portfolio will permit the Sub-Adviser to use the name of the

Adviser and the Portfolio in filings with the Commission, without the Adviser’s or the Portfolio’s prior consent.

The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub- Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). Adviser shall periodically, at its discretion, provide to the Sub-Adviser certain Portfolio Communications which illustrate the use of the Sub-Adviser’s or any of the Sub-Adviser’s affiliates’ name or logo in Portfolio Communications. However, it is understood that Sub-Adviser shall not be liable for any error or mistake with respect to use of Sub-Adviser’s Name, or any of its affiliates, in Portfolio Communications to the extent Sub-Adviser has not had the opportunity to review such communication. Upon the termination of this Agreement, none of the Adviser, the Company or the Portfolio or any affiliate or agent thereof shall make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any Portfolio Communications. Notwithstanding the above, for so long as the Sub-Adviser serves as subadviser to the Portfolio, the Adviser, the Company and the Portfolio may use the name “J.P. Morgan Investment Management Inc.” or “JPMorgan” in the Registration Statement, shareholder reports, and other filings with the Commission, or after the Sub-Adviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Sub-Adviser’s prior consent.

(g)  Notwithstanding anything to the contrary set forth in this Section 12 of the Agreement, for the purpose of providing the services contemplated under this Agreement, Adviser authorizes Sub-Adviser to provide information about Adviser and the Portfolio to any Sub-Adviser Affiliate (including its banking affiliates and the Private Banking division of JPMorgan Chase Bank, N.A.) or other third-party and such Sub-Adviser Affiliate’s or third-party’s directors, officers and employee for the purpose of providing the services contemplated under this Agreement, provided, in all cases, that such services arrangement (with a Sub-Adviser Affiliate or any third party) is subject to and complies with the terms and provisions of Section 14 of this Agreement. For the avoidance of doubt, if any unaffiliated third party is utilized for the purpose of providing the services contemplated under this Agreement, Sub-Adviser shall provide thirty (30) days’ prior written notice to the Adviser of the commencement of any non-investment advisory services arrangement.

13.  Rule 12d1-4 Investment Limitations. The parties acknowledge that the Commission has adopted a rule governing the structure and operation of “fund of funds” structures (“Rule 12d1- 4”) and that the Asset Allocation Portfolio and Balanced Portfolio (“Allocation Portfolios”) of the Company each operates as a fund of funds by investing a portion of their assets in other Company portfolios. The parties further acknowledge that (i) Company portfolios in which the Allocation Portfolios invest will be “acquired funds” within the meaning of Rule 12d1-4 and that this includes, or in the future may include, the Portfolio sub-advised by the Sub-Adviser; (ii) that Rule 12d1-4 limits the ability of “acquired funds” to themselves invest in other funds, essentially limiting those investments to 10% of an acquired fund’s total assets; and (iii) that for purposes of the foregoing limitation, Rule 12d1-4 has interpreted “funds” to include not only pooled investment vehicles, but any structured finance vehicle that relies on Sections 3(c)(1) or (7) of the 1940 Act to avoid registration, such as CLOs, private mortgage REITs and other types of private securities. In recognition of the foregoing, Sub-Adviser agrees to: (i) invest the Portfolio’s assets in a manner that will enable the Portfolio to be used as an acquired fund of the Allocation Portfolios under Rule 12d1-4 by adhering to and satisfying the investment limitations applicable to acquired funds under Rule 12d1-4; and (ii) comply with all other requirements of Rule 12d1-4 applicable to acquired funds.

14.  Use of Third-Party Service Providers. Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services as it determines reasonably necessary to assist it in carrying out its obligations under this Agreement. Sub- Adviser may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio within the meaning of the 1940 Act.

Sub-Adviser shall provide thirty (30) days’ prior written notice to Adviser of the commencement of any non-investment advisory services arrangement with any third party. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider and will conduct reasonable oversight and supervision of third-party services. Sub-Adviser represents and warrants that any such third-party service provider: (i) shall be subject to and responsible for complying with the confidentiality and non-disclosure obligations applicable to Sub-Adviser under the terms of this Agreement; (ii) shall implement and maintain appropriate procedures and systems to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser; (iii) shall use Portfolio holdings data only for purposes as may be required to render the services which they are retained to provide; and (iv) shall agree not to trade on non-public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any third party, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser shall not be relieved of any of its duties, obligations and liabilities hereunder by Sub-Adviser’s retention or use of a third-party service provider, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement;

(2)	Sub-Adviser shall be responsible for assuring compliance with the confidentiality and non-disclosure provisions of this Agreement by the third-party service provider;
(3)

Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of a third-party service provider to the same extent that the Sub-Adviser is liable for its own actions or omissions hereunder or pursuant to applicable law;

(4)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party service provider, including without limitation, all obligations related to compensation of such third party;

(5)

Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any of the foregoing parties as a result of the acts or omissions on the part of the third-party service provider;

(6)

Sub-Adviser shall comply with any Portfolio or Company policies and procedures applicable to third-party service provider arrangements, as may be amended from time to time, including, without limitation, the policy with respect to the disclosure of Portfolio holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a current basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolio; and

(7)

Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those third-party service providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

15.  Acknowledgement; No Personal Liability. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Articles of Incorporation. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of the Portfolio, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Company nor from any other Portfolio, director, officer, employee or agent of the Company.

16.  Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed to the physical address below or sent by email to the email address below:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Bonnie L. Tomczak, President

Email Address: bonnietomczak@northwesternmutual.com

With a copy to:

Counsel: Joseph Destache

Email Address: josephdestache@northwesternmutual.com

To the Sub-Adviser at: J.P. Morgan Investment Management Inc.

383 Madison Avenue

New York, NY

Attention: Jonathan Petty

Email Address: jonathan.c.petty@jpmorgan.com

With a copy to:

General Counsel: Greg Samuels

Email Address: gregory.s.samuels@jpmorgan.com

17.  Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act. No failure by a party to exercise its rights and no delay in exercising any right or remedy under this Agreement shall operate as a waiver thereof. A waiver with respect to any provision of this Agreement shall not be construed as a continuous waiver of rights with respect to such provision nor as a waiver of rights against any subsequent breach.

18.  Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

19.  Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

20.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

21.  Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.  Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Bonnie L. Tomczak	By:	/s/ Jonathan Petty

Name:	Bonnie L. Tomczak	Name:	Jonathan Petty

Title:	President	Title:	Vice President

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

DATED OCTOBER 28, 2024

Portfolio	Fee
Mid Cap Growth Stock Portfolio	0.31% of average daily net assets